Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated February 14, 2024 with respect to the consolidated financial statements of Manulife Financial Corporation as at December 31, 2023 and 2022, and for the years then ended, and the effectiveness of internal control over financial reporting of Manulife Financial Corporation as of December 31, 2023 included in its 2023 Annual Report (Form 40-F) filed with the U.S. Securities and Exchange Commission, incorporated by reference in the Registration Statement on Form S-8 pertaining to Manulife Financial Corporation Stock Plan For Non-Employee Directors, Executive Stock Option Plan, and Global Share Ownership Plan.

/s/ Ernst & Young LLP

Toronto, Canada

February 28, 2024